Exhibit 99.1

PHH Corporation Comments on Opinion Issued by D.C. Circuit Court of Appeals

Mount Laurel, NJ — October 11, 2016 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today issued the following statement in response to the opinion released on October 11, 2016 by the U.S. Court of Appeals for the D.C. Circuit in which the Court vacated the decision of the Director of the Consumer Financial Protection Bureau (the “CFPB”) ordering the Company to disgorge $109 million in reinsurance premiums:

“We are extremely gratified that the D.C. Circuit Court of Appeals overturned the Director’s decision related to our former mortgage reinsurance activities. We are hopeful that the Court’s opinion will provide greater certainty to the entire mortgage industry regarding the industry’s reliance on long-standing regulation as to how to conduct business consistent with RESPA. Regarding the Court’s decision to remand the case to the CFPB to determine whether any mortgage insurers paid more than reasonable market value to the PHH-affiliated reinsurer, we will continue to present the facts and evidence to demonstrate that we complied with RESPA and other laws applicable to our former mortgage reinsurance activities in all respects.”

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Hugo Arias

hugo.arias@phh.com

(856) 917-0108

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066